CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 25, 2014, relating to the financial statements and financial highlights which appear in the May 31, 2014 Annual Report to Shareholders of AMG Managers Essex Small/Micro Cap Growth Fund (formerly, Essex Small/Micro Cap Growth Fund), one of the series constituting AMG Funds (formerly, Managers AMG Funds), which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Disclosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

September 29, 2014